Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Appoints Chairman William M. Moore as Interim President & CEO

CFO James Mackaness to Assume COO Responsibilities

Mountain View, Calif. – August 28, 2012 – IRIDEX Corporation (Nasdaq: IRIX) today announced that its Board of Directors has named medical device industry veteran William M. Moore, age 63, as interim President and Chief Executive Officer, effective immediately. Moore replaces Dominik Beck, whose employment with the Company ceased on August 24, 2012. Moore currently serves, and will continue to serve, as Chairman of the IRIDEX Board of Directors during his tenure as interim Chief Executive Officer. He has served as a director of the Company since September 2007.

The Company also announced that the Board has appointed James Mackaness, age 48, as Chief Operating Officer, effective immediately. Mr. Mackaness will continue to serve in his role as the Company’s Chief Financial Officer. Mackaness joined the Company in January 2008 as Chief Financial Officer. Mackaness stated, “I am very glad to have this opportunity to work more closely with Mr. Moore and the board of directors as the company’s Chief Operating Officer. IRIDEX is a global leader in ophthalmology and I believe well positioned to deliver on its long-standing commitment to profitable operations as we continue to evolve and expand the business.”

In assuming the President and CEO role, Moore indicated that he will lead the company’s strategic direction and execution in order to increase shareholder value while Mackaness will assume more of the day-to-day operational responsibilities at IRIDEX.

Moore stated, “IRIDEX is in the unique and positive position of having both established and emerging products targeted at large and growing markets. The company has many assets, including technologies and intellectual property associated with a potential paradigm-changing means of treating serious eye conditions, a stable balance sheet and a talented team of employees. Having been a board member for more than 5 years, I am excited about this opportunity to serve as the President and CEO of IRIDEX. I am committed to representing the interests of all stakeholders as we work to build shareholder value.”

Moore co-founded Natus Medical Incorporated, a public company, in 1990 where he served as CEO until 1993. Natus Medical is a provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and certain newborn conditions. Mr. Moore still serves on the Natus Board of Directors. Moore also served as a consultant to BlueLine Partners, a private equity firm and investor in IRIDEX, from February 2004 until June 2008. He also served on the Board of Directors of Urologix, Inc., a public medical device company. Moore holds a B.S. in Business from the University of Utah.

Mackaness served as Chief Financial Officer and Vice President of Finance of NextHop Technologies, Inc., a networking wireless technology company from September 2001 to December 2007. Prior to that, he served as Vice President, Finance and Chief Financial Officer of Infogear Technologies Corporation and held management positions at Cisco Systems, Inc. and Ernst & Young LLP. Mackaness received his B.A. with honors in Psychology from the University of Warwick, England and is a Chartered Accountant and member of the Institute of Chartered Accountants of England and Wales.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology and otolaryngology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s strategy and its ability to execute on that strategy and the ability to increase shareholder value. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com